EXHIBIT 99.1
ADVENTRX ANNOUNCES BOARD CHANGE
Dr. Alex Denner Appointed as Director
SAN DIEGO – October 26, 2006 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced that Alexander J. Denner, Ph.D., a member of the board of directors of ImClone Systems Incorporated, will join the board of directors of ADVENTRX. Dr. Denner will replace Keith Meister as the representative of entities affiliated with Carl Icahn and other investors.
“Alex’s deep understanding of the biotechnology markets will be a tremendous resource to us as we move our product candidates towards commercialization,” said Evan M. Levine, chief executive officer for ADVENTRX. “We are pleased that top-tier individuals who understand our industry appreciate the value of our pipeline and are excited to participate in and help shape our success.”
Dr. Denner currently serves as a Managing Director of entities affiliated with Carl Icahn, including Icahn Partners LP and Icahn Partners Master Fund LP., both private investment funds. Previously, Dr. Denner served as a portfolio manager specializing in healthcare investments for Viking Global Investors. Prior to Viking, he served in a variety of roles at Morgan Stanley, beginning in 1996, including as portfolio manager of healthcare and biotechnology mutual funds. Dr. Denner currently serves as a director of ImClone Systems Incorporated and HyperMed, Inc., a privately held company specializing in imaging platforms for medical and surgical applications. Dr. Denner received his B.S. degree from the Massachusetts Institute of Technology and his M.S., M.Phil. and Ph.D. degrees from Yale University.
About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on commercializing low development risk pharmaceuticals for cancer and infectious disease that enhance the efficacy and/or safety of existing therapies. More information can be found on the Company’s Web site at www.adventrx.com.
Forward Looking Statement
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors that, if they do not materialize or prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to: successfully educating new directors and integrating new directors with existing directors and management; the risk that directors’ will undertake projects that divert their respective attention from ADVENTRX matters, or that may pose a conflict of interest with ADVENTRX; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov. ADVENTRX does not intend to update any forward-looking statement, including as set forth in this press release, to reflect events or circumstances arising after the date on which it was made.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866